EXHIBIT 12.1


                              THE FINOVA GROUP INC.
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)

                               Six Months Ended
                                   June 30,              As of and for the Year Ended December 31,
                                   --------              -----------------------------------------
                               1997       1996       1996       1995       1994       1993       1992
                             --------   --------   --------   --------   --------   --------   --------
Income from continuing
operations before income
taxes                        $107,361   $ 89,912   $185,822   $150,834   $122,863   $ 66,422   $ 50,593

Add fixed charges

   Interest expense           199,055    177,942    366,543    337,814    210,001    123,853    136,107

One-third of rent expense       1,341      1,141      2,368      2,084      2,053      1,387      1,498
                             --------   --------   --------   --------   --------   --------   --------

Total fixed charges           200,396    179,083    368,911    339,898    212,054    125,240    137,605
                             --------   --------   --------   --------   --------   --------   --------

Income as adjusted           $307,757   $268,995   $554,733   $490,732   $334,917   $191,662   $188,198
                             --------   --------   --------   --------   --------   --------   --------

Ratio of income to fixed
charges                          1.54       1.50       1.50       1.44       1.58       1.53       1.37
                             ========   ========   ========   ========   ========   ========   ========

Preferred stock dividends
on a pre-tax basis           $  3,514       --         --         --         --     $  2,139   $  2,826

   Total combined fixed
   charges and preferred
   stock dividends           $203,910   $179,083   $368,911   $339,898   $212,054   $127,379   $140,431
                             --------   --------   --------   --------   --------   --------   --------

Ratio of income to
combined fixed charges and
preferred stock dividends
                                 1.51       1.50       1.50       1.44       1.58       1.50       1.34
                             ========   ========   ========   ========   ========   ========   ========